                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE PENN TRAFFIC COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-(6)(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
(5)  Total fee paid:

- --------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

- --------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement no.:

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(3)  Filing Party:

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(4)  Date Filed:

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

                            THE PENN TRAFFIC COMPANY

                    Notice of Annual Meeting of Stockholders

                                  June 4, 1996

     The Annual Meeting of Stockholders of The Penn Traffic Company (the "Company") will be held on Tuesday, June 4, 1996, at 1:30 p.m., Columbus time, at the Hyatt Capitol Square, 75 East State Street, Columbus, Ohio, 43215, for the following purposes:

     1.   To elect two directors for terms expiring in 1999;

     2. To consider and take action upon a proposal to approve the Company's Amended and Restated Directors' Stock Option Plan;

     3. To consider and take action upon a proposal to ratify the selection of Price Waterhouse LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending February 1, 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 17, 1996 as the record date for determining stockholders entitled to notice of and to vote at the meeting. You are cordially invited to attend the meeting in person. A report will be made to you on the status of the Company's affairs. We will also provide you with an opportunity for questions and comments.

                                              By Order of the Board of Directors
                                              EUGENE R. SUNDERHAFT
                                              Senior Vice President - Finance
                                              and Secretary


    May 1, 1996
    Syracuse, New York

- --------------------------------------------------------------------------------

                                    IMPORTANT

     Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed form of proxy and return it without delay in the enclosed envelope. Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

- --------------------------------------------------------------------------------

                            THE PENN TRAFFIC COMPANY

                          1200 State Fair Boulevard
                         Syracuse, New York 13221-4737

                               PROXY STATEMENT

                        Annual Meeting of Stockholders

                                  June 4, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company, a Delaware corporation (the "Company" or "Penn Traffic"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 4, 1996, at 1:30 p.m., Columbus time, at the Hyatt Capitol Square, 75 East State Street, Columbus, Ohio, 43215. The approximate date on which this Proxy Statement is first being mailed to stockholders is May 1, 1996.

     You are requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the envelope provided. Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon. Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

     The Board of Directors has fixed the close of business on April 17, 1996 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed. As of the record date, the Company had outstanding 10,911,345 shares of common stock, par value $1.25 per share (the "Common Stock"), the holders of which are entitled to one vote per share. The total amount of outstanding shares includes 299,600 shares of restricted stock awarded to certain employees under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). Vesting of the shares of restricted stock granted pursuant to such awards is contingent upon the attainment of specified performance goals.

                            1.  ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. On June 7, 1995, pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors determined that, effective upon the accession to office of directors elected at the 1995 Annual Meeting, the total number of directors would be fixed at eight.

     Martin A. Fox and Harold S. Poster have been nominated by the Board of Directors for election as directors at the 1996 Annual Meeting, each to serve for a term of three years, until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

     The persons named in the accompanying proxy card have advised that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the nominees proposed by the Board of Directors. If no directions are indicated, such shares will be voted as recommended by the Board of Directors. They have also advised that in the event any nominee is unable or unwilling to serve for any reason not presently known, they will vote for such substitute nominee as the Board of Directors may propose. Each nominee has consented to be named as a nominee and has agreed to serve if elected.

     Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1996 Annual Meeting. Thus, those nominees who receive the highest and second-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF MARTIN A. FOX AND HAROLD S. POSTER AS DIRECTORS OF THE COMPANY.

     The following information includes the age, the year in which first elected as a director of the Company and the principal occupation and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1997 or 1998.


Nominee for Election:            Mr. Fox has been Vice Chairman - Finance of
 Martin A. Fox                   the Company since February 1993.  Mr. Fox was
Age:  42                         a Vice President of the Company from 1989
Director and Vice                until February 1993.  Mr. Fox has been
Chairman - Finance               Assistant Secretary of Penn Traffic since
since 1993                       1989.  Mr. Fox has been Executive Vice
                                 President of Miller Tabak Hirsch + Co.
                                 ("MTH") (broker-dealer) since 1988. Mr. Fox was a Vice President of Grand Union Holdings
                                 Corporation (food distribution holding
                                 company) ("Grand Union Holdings") between
                                 1989 and March 1996, a Director of Grand
                                 Union Holdings between 1992 and March 1996 and a Director and Vice President of certain of Grand Union Holdings' subsidiaries for certain periods between 1989 and March 1996.


Nominee for Election:            Mr. Poster has been a partner in the law firm
  Harold S. Poster               of Gilmartin, Poster & Shafto since
Age:  51                         July 1991.  He was a partner in the law firm
Director since 1988              of Solomon & Fornari, P.C. from January 1990
                                 until July 1991.


Eugene A. DePalma                Mr. DePalma has been Chief Executive Officer
Age:  60                         of Sausage Acquisition Company (food
Director since 1987              processing) since April 1994.  From October
Term Expires 1997                1991 until April 1994, Mr. DePalma was
                                 engaged in the management of private affairs.
                                 Mr. DePalma was Vice President, Sales for
                                 Teledyne Continental Motors from January 1991 until October 1991. From April 1990 until
                                 January 1991, Mr. DePalma was engaged in the management of private affairs. Mr. DePalma was the Chairman and Chief Executive Officer of Van Dusen Airport Services Company,
                                 Limited Partnership (aviation services) from
                                 December 1986 until April 1990. Mr. DePalma became President and Chief Operating Officer of Van Dusen Air Incorporated ("VDAI")
                                 (aviation services) in 1983 and held other executive officer positions with VDAI between 1974 and 1983.

John T. Dixon                    Mr. Dixon has been President and Chief
Age:  56                         Executive Officer of the Company since January
Director since                   1995.  Mr. Dixon was a Vice President of Penn
December 1994                    Traffic and President of the P&C Foods division
Term Expires 1998                from 1993 until January 1995.  He served as
                                 President of the Quality Markets division from January 1992 until August 1993 and held various positions at the Big Bear division between 1957 and 1992.


Susan E. Engel                   Ms. Engel has been President and Chief
Age:  49                         Operating Officer of Department 56, Inc.
Director since 1993              (collectibles and giftware) since September
Term Expires 1997                1994.  From September 1993 until September
                                 1994, Ms. Engel was engaged in the management of private affairs. From July 1991 until September 1993, Ms. Engel served as President and Chief Executive Officer of Champion
                                 Products (manufacture and distribution of active wear), a division of Sara Lee
                                 Corporation.  She was a Vice President and
                                 Partner with Booz Allen & Hamilton, Inc. ("Booz
                                 Allen") (management consulting) from 1986 until October 1991, where she led the firm's retail consulting practice in the eastern United
                                 States. Ms. Engel held various other positions with Booz Allen between 1977 and 1986.


Gary D. Hirsch                   Mr. Hirsch has been Chairman of the Company
Age:  46                         since 1987 and has been a general partner of
Director and Chairman            the managing partner of MTH since 1982 and a
since 1987                       Managing Director of MTH Holdings, Inc. ("MTH
Term Expires 1998                Holdings") since 1983.  He is Chairman,
                                 President and a Director of RAC Partners, Inc.
                                 ("RAC Partners"), the sole general partner of Riverside Acquisition Company, Limited
                                 Partnership ("RAC"). Mr. Hirsch was Chairman and a Director of Grand Union Holdings between 1989 and March 1996 and of certain of Grand
                                 Union Holdings' subsidiaries for certain periods between 1992 and March 1996.

Claude J. Incaudo                Mr. Incaudo has been engaged as a consultant to
Age:  62                         the Company since January 29, 1995.  From
Director since 1988              February 1990 until January 28, 1995, Mr.
Term Expires 1997                Incaudo was  President and Chief Executive
                                 Officer of the Company. Mr. Incaudo was the President of the P&C division between 1982 and April 1993. He joined P&C in 1977 as Director of Store Operations and became Senior Vice
                                 President of Store Operations in 1979.  Mr.
                                 Incaudo was a Director of Grand Union Holdings between 1992 and March 1996.


Richard D. Segal                 Mr. Segal has been Chairman and/or Chief
Age:  42                         Executive Officer of Seavest, Inc. (investment
Director since 1988              management) since 1981, Chairman of Encore
Term Expires 1998                Company, Inc. (investment banking) since 1983
                                 and managing general partner of Seavest
                                 Partners (investment portfolio management) since 1980. Mr. Segal has been a Director of Hudson General, Inc. (aviation services) since
                                 1978.


     There are no family relationships among the directors and executive officers of the Company.

     On January 25, 1995, The Grand Union Company ("Grand Union") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court, District of Delaware (the "Bankruptcy Court"). Grand Union emerged from Chapter 11 reorganization on June 15, 1995. On February 6, 1995, an involuntary Chapter 11 petition was filed in the Bankruptcy Court against Grand Union Capital Corporation ("Grand Union Capital"), of which Grand Union was a wholly owned subsidiary. On February 16, 1995, Grand Union Capital consented to the entry of an order for relief on the involuntary Chapter 11 petition and Grand Union Holdings filed a voluntary Chapter 11 petition in the Bankruptcy Court. Grand Union Capital and Grand Union Holdings' Bankruptcy Court proceedings were completed on March 27, 1996. Following completion of these proceedings, Grand Union Capital and Grand Union Holdings were dissolved. At the time the Chapter 11 petitions were filed, Messrs. Hirsch and Fox were directors and executive officers of Grand Union, Grand Union Capital and Grand Union Holdings, and Mr. Incaudo was a director of Grand Union Holdings. Messrs. Hirsch and Fox resigned as directors and officers of Grand Union on June 15,

1995 and Messrs. Hirsch, Fox and Incaudo ceased to be directors and executive officers of Grand Union Capital and Grand Union Holdings upon the dissolutions of these companies on March 27, 1996 and March 28, 1996, respectively.

     The Board of Directors of the Company held six meetings in the fiscal year ended February 3, 1996 ("Fiscal 1996"). Each incumbent director attended more than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and of the committees of such Board on which he or she served, except for Ms. Engel. Ms. Engel was absent from certain meetings of the Board of Directors and of the committees on which she served (each of which committee meetings was held on the same day as a Board meeting) due to travel outside the continental United States.

     The current members of the Executive Committee are Messrs. Dixon and Hirsch. The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

     The current members of the Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") are Messrs. DePalma and Segal. Mr. Segal is the Chairman of the Compensation Committee. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer and the Chairman of the Board of Directors concerning the compensation of officers of the Company and of certain of the officers and employees of the Company's divisions, including the compensation plans, retirement plans and fringe benefits in which such persons participate, and makes reports and recommendations with respect to such matters to the Board of Directors of the Company. The Compensation Committee, which held three meetings in Fiscal 1996, also administers the Company's 1993 Plan.

     The current members of the Audit Committee are Mr. DePalma and Ms. Engel. Mr. DePalma is the Chairman of the Audit Committee. The Audit Committee reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. The Audit Committee held three meetings in Fiscal 1996.

     The Board of Directors does not have a nominating committee. The Board of Directors of the Company will consider nominees proposed by stockholders for election as directors. Stockholder nominations of persons for election as directors are subject to the notice requirements described below under the caption "Stockholder Nominations and Proposals."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information known to Penn Traffic with respect to beneficial ownership of the Common Stock as of May 1, 1996 (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of the Common Stock; (ii) each of the nominees named for election as director; (iii) each of the other current directors; (iv) each of the executive officers named in the Summary Compensation Table set forth herein; and (v) all directors and executive officers as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group of persons has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of vested portions of stock options) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                        Amount & Nature
Name and Address of                     of Beneficial                Percent
Beneficial Owner                          Ownership                  of Class
- --------------------------------------------------------------------------------

Gary D. Hirsch                           1,982,028(1)(2)              18.2%
411 Theodore Fremd Avenue
Rye, New York  10580

Riverside Acquisition Company,             933,455(2)                  8.6%
  Limited Partnership
331 Madison Avenue
New York, New York  10017

Tiger Management Corporation             2,017,800(3)                 18.5%
101 Park Avenue
New York, New York  10178

Cramer Rosenthal McGlynn, Inc.             816,768(4)                  7.5%
707 Westchester Avenue
White Plains, New York  10604

J.P. Morgan & Co. Incorporated             553,100(5)                  5.1%
60 Wall Street
New York, New York  10260

John T. Dixon                               44,052(6)                   *

Martin A. Fox                               62,250(2)(7)                *

Eugene A. DePalma                           12,769(2)(8)                *

Susan E. Engel                               4,500(9)                   *

Claude J. Incaudo                          115,501(10)(11)             1.1%

Harold S. Poster                            12,472(8)(12)               *

Richard D. Segal                           154,192(2)(8)(13)           1.4%

Stephen V. Breech                           12,087(14)                  *

Roy M. Flood                                23,475(15)                  *

Raymond J. Heath                            29,922(16)                  *

Eugene R. Sunderhaft                        21,245(17)                  *

John E. Josephson                           38,223(18)                  *

All Directors and Executive
Officers as a Group (17 persons)         2,565,679(19)                23.5%


____________
*    Less than 1.0%.

     (1) Mr. Hirsch is Chairman, President and a Director of RAC Partners, the sole general partner of RAC. Mr. Hirsch is also a limited partner of RAC. Mr. Hirsch is deemed to be an indirect beneficial owner of 933,455 shares of Common Stock owned by RAC and 15,506 shares owned by RAC Partners. Mr. Hirsch is also the Chairman, President and a Director of Air Partners, Inc., the sole general partner of VII Partners. Mr. Hirsch is deemed to be an indirect beneficial owner of 73,262 shares owned by VII Partners. Mr. Hirsch is a general partner of the managing general partner of MTH and is deemed to be an indirect beneficial owner of 328,906 shares owned by MTH and 244,228 shares of Common Stock owned by MTH Funding, L.P. Includes 125,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Hirsch pursuant to the Company's 1993 Plan. Includes 2,880 shares owned by Mr. Hirsch's children. Also includes a currently exercisable warrant held by Mr. Hirsch, and warrants held by certain of his relatives, to purchase up to 63,800 and 84,800 shares of Common Stock, respectively, at $14.00 per share. Mr. Hirsch disclaims beneficial ownership of 84,800 of the shares subject to the warrants held by his relatives.

     (2) The sole general partner of RAC is RAC Partners, a wholly owned subsidiary of MTH Holdings, an affiliate of MTH. Messrs. DePalma, Fox, Hirsch and Segal own limited partnership interests in RAC.

     (3) According to a Schedule 13G statement filed by Tiger Management Corporation, which statement was most recently amended on February 12, 1996, Tiger Management Corporation and Panther Management Company, L.P., each an investment adviser registered under the Investment Advisers Act of 1940, Panther Partners, L.P., an investment company registered under the Investment Company Act of 1940, and Mr. Julian H. Robertson, Jr., who is the ultimate controlling person of Tiger Management Corporation and Panther Management Company, L.P., have shared voting power and shared power to dispose of or direct the disposition of an aggregate of 2,017,800 shares of Common Stock.

     (4) According to information provided to the Company by Cramer Rosenthal McGlynn, Inc., as of March 27, 1996, Cramer Rosenthal McGlynn, Inc. has shared voting power and shared power to dispose of or direct the disposition of 816,768 shares of Common Stock.

     (5) According to a Schedule 13G statement filed by J.P. Morgan & Co. Incorporated, dated December 29, 1995, J.P. Morgan & Co. Incorporated, has sole power to vote 359,100 shares of Common Stock and sole power to dispose of or direct the disposition of 553,100 shares of Common Stock.

     (6) Includes 27,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Dixon pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 1,000 shares of Common Stock at $25.25 per share, 500 shares of Common Stock at $26.75 per share and 5,000 shares of Common Stock at $28.125 per share. Includes 720 shares of Common Stock acquired through the Company's employee stock purchase plan and 341 shares of Common Stock owned through the Company's 401(k) plan.

     (7) Includes 15,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Fox pursuant to the Company's 1993 Plan. Includes a currently exercisable warrant held by Mr. Fox to purchase up to 13,000 shares of Common Stock at $14.00 per share. Also includes currently exercisable options to purchase 2,500 shares of Common Stock at $18.375 per share.

     (8) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $20.50 per share, 1,500 shares of Common Stock at $18.44 per share, 1,500 shares of Common Stock at $28.69 per share, 1,500 shares of Common Stock at $27.50 per share, 1,500 shares at $42.00 per share, 1,500 shares at $36.06 per share and 1,500 shares at $33.81 per share.

     (9) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $41.88 per share, 1,500 shares at $36.06 per share and 1,500 shares at $33.81 per share.

     (10) Includes currently exercisable options to purchase 10,435 shares of Common Stock at $12.50 per share, 10,000 shares of Common Stock at $18.375 per share and 40,000 shares of Common Stock at $24.25 per share.

     (11) Includes 1,915 shares owned by Mr. Incaudo's wife and three children.

     (12) Includes 1,972 shares of Common Stock owned by Burrows + Poster Profit Sharing Plan.

     (13) Includes 30,000 shares of Common Stock owned by Fourth Generation Partners, 87,782 shares of Common Stock owned by Seavest Partners and 2,610 shares of Common Stock acquired through the Company's employee stock purchase plan.

     (14) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Breech pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 4,000 shares of Common Stock at $25.25 per share and 500 shares of Common Stock at $26.75 per share.

     (15) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Flood pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 2,500 shares of Common Stock at $18.375 per share and 500 shares at $26.75 per share. Also includes 83 shares of Common Stock acquired through the Company's employee stock purchase plan and 96 shares of Common Stock owned through the Company's 401(k) plan.

     (16) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Heath pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 6,000 shares of Common Stock at $12.50 per share and 500 shares of Common Stock at $26.75 per share. Includes 141 shares of Common Stock acquired through the Company's employee stock purchase plan and 536 shares of Common Stock owned through the Company's 401(k) plan.

     (17) Includes 5,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Sunderhaft pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 1,871 shares of Common Stock at $12.50 per share and 1,000 shares of Common Stock at $26.75 per share. Includes 288 shares of Common Stock owned through the Company's 401(k) plan.

     (18) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Josephson pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 4,490 shares of Common Stock at $12.50 per share, 5,000 shares at $25.25 per share and 500 shares at $26.75 per share. Includes 213 shares of Common Stock acquired through the Company's employee stock purchase plan and 102 shares of Common Stock owned through the Company's 401(k) plan.

     (19) Includes shares of Common Stock owned by the immediate family of some directors or officers of Penn Traffic, vested options and warrants and 933,455 shares of Common Stock held by RAC. Includes shares of restricted stock awarded under the Company's 1993 Plan, all of which shares are subject to forfeiture under certain circumstances, as follows: Mr. Hirsch -- 125,000 shares, Mr. Dixon -- 27,500 shares, Mr. Fox -- 15,000 shares, Mr. Heath -- 7,500 shares, Mr. Flood -- 7,500 shares, Mr. Sunderhaft -- 5,000 shares, Mr. Glenn L. Goldberg -- 4,000 shares, Mr. Francis D. Price, Jr. -- 3,000 shares, Mr. Randall Sweeney -- 3,000 shares, Mr. Breech -- 7,500 shares and Mr. David A. Adamsen -- 1,000 shares.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Penn Traffic's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Penn Traffic equity securities. Executive officers, directors and 10% stockholders are also required to furnish Penn Traffic with copies of all Section 16(a) reports they file. To Penn Traffic's knowledge, based solely on a review of such reports furnished to Penn Traffic and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with during Fiscal 1996.

                             EXECUTIVE COMPENSATION

     See "Certain Transactions" for a description of the agreement pursuant to which MTH provides financial consulting and business management services to the Company. Mr. Hirsch is a general partner of the managing general partner of MTH and Mr. Fox is an executive officer of MTH.

     The information under this heading relates to the Chief Executive Officer of Penn Traffic, the four other most highly-compensated executive officers of the Company as of the end of Fiscal 1996 and one former executive officer of the Company.


                                                     SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM COMPENSATION
                                                                                 -------------------------------------

                                               ANNUAL COMPENSATION                       AWARDS            PAYOUTS
                                       ---------------------------------------   -----------------------  ----------
                                                                      Other      Restricted  Securities
Name and                                                             Annual         Stock    Underlying                  All Other
Principal                   Fiscal                                Compensation    Award(s)    Options/       LTIP      Compensation
Position                     Year      Salary ($)     Bonus ($)      ($)(1)        ($)(2)     SARs (#)    Payouts($)       ($)
- ------------------------------------------------------------------------------------------------------------------------------------
John T. Dixon                1996      $407,692           0        $1,404(1)      $782,500        0             0            0
Director and                 1995       235,600     $60,785(3)      1,404(1)             0        0             0            0
President and Chief          1994       178,800      73,364(3)        393(1)       281,250        0             0            0
Executive Officer


Eugene R. Sunderhaft         1996      $203,846           0           ---                0        0             0            0
Senior Vice President-       1995       170,000     $53,040(3)        ---                0        0             0            0
Finance and Secretary        1994       132,615      66,313(3)(4)     ---         $199,750        0             0            0
(Chief Financial
Officer)


Raymond J. Heath (5)         1996      $224,230           0           ---                         0             0            0
Senior Vice President        1995       200,000     $61,200(3)        ---                0        0             0            0
                             1994       175,000      73,199(3)        ---         $281,250        0             0            0


Roy M. Flood                 1996      $275,172           0        $4,699(1)      $293,438        0             0            0
Senior Vice President        1995       218,575     $62,800(6)      2,938(1)             0        0             0       $4,500(7)
                             1994       208,773      89,617(6)        979(1)       150,000        0             0        8,351(7)


Stephen V. Breech            1996      $158,583           0         $ 929(1)             0        0             0       $4,950(7)
Senior Vice President        1995       114,878     $40,872(6)      1,337(1)             0        0             0        3,447(7)
                             1994       109,282      52,274(6)        446(1)       $75,000        0             0        4,371(7)


John E. Josephson            1996      $190,385           0           ---                0        0             0     $496,934(7)(8)
Senior Vice President        1995       270,152     $79,019(6)        ---                0        0             0        4,500(7)
until September 22, 1995     1994       262,446     104,978(6)        ---         $281,250        0             0        9,434(7)


     ___________________

     (1) In the fiscal year ending January 29, 1994 ("Fiscal 1994"), the Company provided each of Messrs. Dixon, Flood and Breech with a tax loan to fund the payment of taxes arising primarily at the time of the merger of Big Bear (formerly a subsidiary of the Company and currently a division) ("Big Bear") into the Company. These loans have a six-year term and bear no interest so long as their borrowers remain employed by the Company. Mr. Breech repaid his loan in September 1995. Had these loans carried a market interest rate, Messrs. Dixon, Flood and Breech would have paid $1,404, $2,938 and $929 in interest during Fiscal 1996, respectively, $1,404, $2,938 and $1,337 in interest during the fiscal year ending January 28, 1995, ("Fiscal 1995"), respectively, and $393, $979 and $446 in interest in Fiscal 1994, respectively.

               In Fiscal 1996 the Company provided Mr. Flood with an interest-free loan in connection with his relocation to Syracuse, New York following his appointment as Senior Vice President of the Company. This loan was repaid in July 1995. Had the loan carried a market rate of interest, Mr. Flood would have paid $1,761 in interest during Fiscal 1996. No other information is provided in the "Other Annual Compensation" column since the aggregate amount of perquisites and other personal benefits in respect of each of Fiscal 1996, Fiscal 1995 and Fiscal 1994 are less than the lower of $50,000 or 10% of the total annual salary and bonus reported for each of the named officers and no other compensation of the type required to be described in the "Other Annual Compensation" column was paid in Fiscal 1996, Fiscal 1995 or Fiscal 1994, respectively.

     (2) Awards of shares of restricted stock pursuant to the 1993 Plan. Pursuant to Commission rules, these dollar values have been calculated by multiplying the closing market price of the Company's Common Stock on the date of the respective grants by the number of shares awarded on such date. The aggregate number of shares of restricted stock held by each of the named executives in the table and the dollar value of such shares of restricted stock at the end of Fiscal 1996 were as follows: Mr. Dixon -- 27,500 shares, $443,438 value; Mr. Heath -- 7,500 shares, $120,938 value; Mr. Sunderhaft -- 5,000 shares, $80,625 value; Mr. Flood -- 7,500 shares, $120,938 value; Mr. Breech -- 2,000 shares, $32,250 value and Mr. Josephson -- 7,500 shares, $120,938 value.

          Vesting of the shares of restricted stock is contingent upon attainment, subsequent to the date of grant, of EBITDA levels (as defined) of $265 million in any four consecutive fiscal quarter period, or $500 million in any eight consecutive fiscal quarter period. Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998. See "Executive Compensation - Compensation Committee Report." Cash dividends will be paid on shares of restricted stock to the same extent as cash dividends are paid on other shares of the Company's Common Stock. Penn Traffic has not declared or paid any cash dividends on Common Stock since 1987 and it is the Company's present policy not to pay dividends on shares of its Common Stock but to retain future earnings for reinvestment in its business or reduction of its indebtedness. In addition, certain debt agreements and the Company's revolving credit facility prohibit the payment of dividends. Stock dividends paid on shares of restricted stock will be retained by the Company and are subject to the same restrictions and conditions (including vesting requirements) as the underlying shares of restricted stock.

     (3) Includes amounts earned in respect of the fiscal year indicated under the Corporate Incentive Compensation Plan (the "Corporate Incentive Plan"). See "Executive Compensation - Compensation Committee Report."

     (4) Includes amounts earned in respect of the fiscal year indicated under the P&C 1987 Executive Incentive Compensation Plan (the "P&C Incentive Plan"). Payments of such awards under the P&C Incentive Plan are made as follows: 40% of the amount earned is paid during the year in which the bonus was earned and 20% of the amount earned is paid in each of the following three years. See "Executive Compensation - Compensation Committee Report."

     (5) Mr. Heath served as Senior Vice President of the Company until his retirement, effective April 26, 1996.

     (6) Includes amounts earned in respect of the fiscal year indicated under the Big Bear Supplemental Incentive Plan (the "Big Bear Supplemental Plan"). See "Executive Compensation - Compensation Committee Report."

     (7) "All Other Compensation" includes contributions to the Big Bear Profit Sharing Plan for the fiscal years indicated.

     (8) "All Other Compensation" for Fiscal 1996 includes amounts payable to Mr. Josephson pursuant to an agreement entered into in connection with his departure from the Company, effective as of September 22, 1995. Pursuant to this agreement, Mr. Josephson will receive: (i) $334,615, equal to his weekly salary for the period through November 1, 1996; (ii) continued group health care benefits for him and his family until November 1, 1996, valued at $3,000; (iii) continued use of his Company car, including maintenance by the Company of existing insurance coverage on the car until November 1, 1996, and transfer to him on November 1, 1996 of title to his Company car, valued at $16,500; and (iv) continuation of all other employee benefits to which he was entitled during the term of his employment with the Company, valued at $655. The agreement also provides that November 1, 1996 will be deemed Mr. Josephson's normal retirement date for purposes of the Company's pension plans (see "Pension Plans and Other Benefit Plans" below for a description of certain Company plans in which Mr. Josephson participates) and that Mr. Josephson will retain the award of 7,500 shares of restricted stock previously granted to him under the Company's 1993 Plan and that stock options previously granted to him under the Company's Non-Qualified Stock Option Plan (the "Stock Option Plan") will remain exercisable. For purposes of valuing the shares of restricted stock and stock options held by Mr. Josephson for inclusion in the amount reported under "All Other Compensation" in the Summary Compensation Table for Fiscal 1996, (x) the 7,500 shares of restricted stock have been valued at their fair market value at the end of Fiscal 1996 ($120,938) and (y) the options to purchase 4,490 shares of Common Stock have been valued at the difference between their exercise price and the fair market value of $16.125 per share of Common Stock on February 3, 1996 ($16,276). The shares of restricted stock held by Mr. Josephson will be forfeited if the performance levels specified in the award of restricted stock (described in Note (2) above) are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998.

                                     OPTIONS

     The following table sets forth information concerning options exercised by Mr. Flood in Fiscal 1996 and the value of unexercised options held by each of the executives named in the Summary Compensation Table, as of February 3, 1996.



                                                  AGGREGATED OPTIONS/SAR EXERCISES
                                                   IN LAST FISCAL YEAR, AND FY-END
                                                         OPTIONS/SAR VALUES
                                                   -------------------------------


                            Shares                            Number of Securities               Value of Unexercised
                            Acquired on    Value             Underlying Unexercised            In-the-Money Options/SARs
                            Exercise (#)   Realized ($)    Options/SARs At FY-End (#)                At FY-End ($)
                            ------------   ------------  -----------------------------     ----------------------------------

Name                                                     Exercisable     Unexercisable     Exercisable(1)    Unexercisable(1)
- ----                                                     -----------     -------------     --------------    ----------------
John T. Dixon                  --             --            6,500              0                    0               0
Eugene R. Sunderhaft           --             --            2,871              0                6,782               0
Raymond J. Heath               --             --            6,500              0               21,750               0
Roy M. Flood                  2,245         51,635          3,000              0                    0               0
Stephen V. Breech              --             --            4,500              0                    0               0
John E. Josephson              --             --            9,990              0               16,276               0



____________________
(1)  Based on the fair market value of $16.125 per share on February 3, 1996.

                      PENSION PLANS AND OTHER BENEFIT PLANS

P&C PENSION PLAN

     Messrs. Dixon, Sunderhaft and Flood participate in a defined benefit pension plan for all regular full-time employees of P&C (formerly a subsidiary of the Company and currently a division) ("P&C"), other than participants in another pension plan to which P&C or any of its subsidiaries contributes and other than those employees subject to a collective bargaining agreement (the "P&C Pension Plan"). The normal monthly retirement benefit payable to Messrs. Dixon, Sunderhaft and Flood under the P&C Pension Plan would equal (((a) times
(b)), plus ((c) times (d))), times (e), where:

     (a) is .90% of average monthly compensation plus 1.35% of the average monthly compensation in excess of the average social security wage base;

     (b)  is credited service to normal retirement date, not to exceed 35 years;

     (c)  is .40% of average monthly compensation up to $2,500;

     (d)  is credited service to retirement date, not to exceed 20 years; and

     (e) is the ratio of credited service to date to credited service to retirement date.

The projected years of benefit service to age 65 for Messrs. Dixon, Sunderhaft and Flood are 12, 41 and 23 years, respectively.

     Contributions are not credited to individual participants' accounts and the amount contributed on behalf of each individual is not and cannot readily be separately or individually calculated by the P&C Pension Plan's regular actuary. The following table sets forth the amount of annual pension benefit, calculated as a straight life annuity, that would be available to individual retirees retiring at age 65 after the stated number of years of service. The term "average monthly compensation" as used in the calculation above means the monthly average of a participant's highest aggregate compensation during a period of five consecutive years of employment covered by the P&C Pension Plan. ("Remuneration" includes salary or wages and bonuses.)


                                                       P&C PENSION PLAN TABLE
                                                       ----------------------

                                                            Years of Service
                       ---------------------------------------------------------------------------------------
Remuneration              15                  20                  25                  30                  35
- ------------           -------             -------             -------             -------             -------
$125,000               $25,575             $34,099             $42,024             $49,949             $57,874
 150,000                30,636              40,848              50,460              60,072              69,684
 175,000                35,698              47,597              58,896              70,195              81,495
 200,000                40,762              54,350              67,336              80,324              93,311
 225,000                45,824              61,098              75,773              90,447             105,122
 250,000                50,885              67,847              84,209             100,570             116,932
 300,000                61,011              81,348             101,085             120,822             140,559
 400,000                81,260             108,347             134,834             161,320             187,807
 450,000                91,386             121,848             151,710             181,572             211,434
 500,000               101,512             135,349             168,587             201,824             235,061
 550,000               111,635             148,847             185,459             222,070             258,682
 600,000               121,761             162,348             202,335             242,322             282,309
 650,000               131,887             175,849             219,211             262,574             305,936
 700,000               142,010             189,347             236,084             282,820             329,557



NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the P&C Pension Plan. Additionally, the above table does not recognize statutory limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.


BIG BEAR EMPLOYEES' PENSION PLAN AND TRUST

     Mr. Breech participates in the Big Bear Employees' Pension Plan and Trust (the "Big Bear Plan"). Generally, participants in the Big Bear Plan are entitled to a monthly retirement benefit equal to the greater of (a) 1% of the participant's average monthly compensation including overtime and other extra compensation, but excluding bonuses, during the participant's highest five consecutive calendar years of income during the last ten calendar years of employment prior to attaining 62 years of age, multiplied by the number of years of employment (not to exceed 35 years for purposes of this calculation) in which the participant worked at least 1,000 hours or (b) $25 per month for each year of credited full time service. The projected years of benefit service to age 62 for Mr. Breech is 44 years in the Big Bear Plan. In general, accrued benefits vest after five years of service. The following table sets forth the estimated annual benefits payable under the Big Bear Plan assuming payments made on a straight-life annuity basis and not under any of the Big Bear Plan's survivor options to a participant upon retirement at age 62 with indicated final average annual compensation and years of service. ("Remuneration" includes salary or wages but does not include bonuses.)


                                               BIG BEAR EMPLOYEES' PENSION PLAN TABLE
                                               --------------------------------------

                                                                 Years of Service
                       -----------------------------------------------------------------------------------------------
Remuneration              15                20                25                30               35               40
- ------------           -------           -------           -------           -------          -------          -------
$125,000               $18,750           $25,000           $31,250           $37,500          $43,750          $43,750
 150,000                22,500            30,000            37,500            45,000           52,500           52,500
 175,000                26,250            35,000            43,750            52,500           61,250           61,250
 200,000                30,000            40,000            50,000            60,000           70,000           70,000
 225,000                33,750            45,000            56,250            67,500           78,750           78,750
 250,000                37,500            50,000            62,500            75,000           87,500           87,500
 300,000                45,000            60,000            75,000            90,000          105,000          105,000
 400,000                60,000            80,000           100,000           120,000          140,000          140,000
 450,000                67,500            90,000           112,500           135,000          157,500          157,500
 500,000                75,000           100,000           125,000           150,000          175,000          175,000
 550,000                82,500           110,000           137,500           165,000          192,500          192,500
 600,000                90,000           120,000           150,000           180,000          210,000          210,000
 650,000                97,500           130,000           162,500           195,000          227,500          227,500
 700,000               105,000           140,000           175,000           210,000          245,000          245,000



NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Big Bear Plan. Additionally, the above table does not recognize statutory limitations imposed by the Code which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

     Mr. Dixon, who currently participates in the P&C Pension Plan, participated in the Big Bear Plan for 34 years prior to joining Quality Markets (formerly a subsidiary of the Company and currently a division) ("Quality Markets"). Mr. Flood, who currently participates in the P&C Pension Plan, participated in the Big Bear Plan for six years. Mr. Josephson participated in the P&C Pension Plan for six years and as of the deemed date of his retirement (November 1, 1996) will have participated in the Big Bear Plan for 7.5 years.

RIVERSIDE PENSION PLAN FOR NON-BARGAINING EMPLOYEES

     Mr. Heath participates in the Pension Plan for Non-Bargaining Employees of the Riverside Division of The Penn Traffic Company, a defined benefit pension plan for the employees of the Riverside division of the Company who are not covered by a collective bargaining agreement (the "Riverside Plan"). Under the Riverside Plan, the compensation base is multiplied by 1% for each year of service to determine the annual pension amount. The compensation base as defined by the Riverside Plan is the highest average annual earnings for five consecutive years of the last ten years preceding retirement. The following table sets forth the estimated annual benefit, calculated as a straight-life annuity, payable upon retirement under the Riverside Plan, assuming the average annual earnings and years of service at retirement set forth therein. ("Remuneration" includes salary or wages, bonuses and any other payments that may be run through Riverside's payroll, such as the value of any personal use of company vehicles, moving expenses, any personal use of other company assets and severance payments.)


                                                    RIVERSIDE PENSION PLAN TABLE
                                                    ----------------------------

                                                                 Years of Service
                       -----------------------------------------------------------------------------------------------
Remuneration              15                20                25                30               35               40
- ------------           -------           -------           -------           -------          -------          -------
$125,000               $18,750           $25,000           $31,250           $37,500          $43,750          $50,000
 150,000                22,500            30,000            37,500            45,000           52,500           60,000
 175,000                26,250            35,000            43,750            52,500           61,250           70,000
 200,000                30,000            40,000            50,000            60,000           70,000           80,000
 225,000                33,750            45,000            56,250            67,500           78,750           90,000
 250,000                37,500            50,000            62,500            75,000           87,500          100,000
 300,000                45,000            60,000            75,000            90,000          105,000          120,000
 400,000                60,000            80,000           100,000           120,000          140,000          160,000
 450,000                67,500            90,000           112,500           135,000          157,500          180,000
 500,000                75,000           100,000           125,000           150,000          175,000          200,000
 550,000                82,500           110,000           137,500           165,000          192,500          220,000
 600,000                90,000           120,000           150,000           180,000          210,000          240,000
 650,000                97,500           130,000           162,500           195,000          227,500          260,000
 700,000               105,000           140,000           175,000           210,000          245,000          280,000



NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Riverside Plan. Additionally, the above table does not recognize statutory limitations imposed by the Code which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In March 1995, the Board of Directors of the Company approved and authorized the establishment of a Supplemental Executive Retirement Plan (the "Supplemental Plan") pursuant to which employees of the Company whose benefits under the Company's retirement plans described above are limited by Internal Revenue Service regulations (including Messrs. Dixon, Sunderhaft, Heath, Flood and Breech) will earn an additional pension benefit. The Supplemental Plan will provide an annual pension benefit for an eligible employee with at least 30 years of credited service equal to 40% of the yearly average of the highest aggregate compensation received by the employee during a period of five consecutive years of employment, less offsets for benefits paid under the Company's other retirement plans described above and for Social Security benefits. The annual pension benefit payable under the Supplemental Plan will be proportionately reduced for employees who retire with fewer than 30 years of credited service.

                            COMPENSATION OF DIRECTORS

     In Fiscal 1996, directors who were not regularly employed by the Company received an annual fee of $10,000. Each such director was also paid a fee of $1,000 for attendance at each Board meeting or committee meeting he attended and a fee of $500 for each committee meeting held in conjunction with a Board meeting he attended. Directors were also paid $1,000 for each full day and $500 for each half day on which they performed duties on behalf of the Board at the request of the Chief Executive Officer if such duties required them to be away from their principal place of occupation. Directors who are officers of the Company do not receive fees for attending meetings of the Board of Directors or its committees.

     During Fiscal 1996, Penn Traffic engaged MTH to provide financial consulting and business management services, for which MTH received an annual fee of $1,395,100, which fee was paid in twelve equal monthly installments. The fee payable to MTH for the fiscal year ending February 1, 1997 ("Fiscal 1997") will remain at the rate of $1,395,100 per annum until November 1, 1996, when it will increase to $1,437,000 per annum. Mr. Hirsch is a general partner of the managing general partner of MTH, and Mr. Fox is Executive Vice President of MTH.


     During Fiscal 1996, Mr. Incaudo, who served as President and Chief Executive Officer of the Company until his retirement on January 28, 1995, acted as a consultant to the Company pursuant to an employment agreement entered into with the Company in February 1992. This agreement provides that Mr. Incaudo will provide advisory services concerning the business, affairs and management of the Company during the two-year period following his retirement. Pursuant to this agreement, Penn Traffic paid Mr. Incaudo $150,000 for his services during Fiscal 1996 and will pay Mr. Incaudo an equal amount for his services during Fiscal 1997.

     Certain of the Company's directors have been awarded shares of restricted stock under the 1993 Plan, which was approved by the vote of a majority of the stockholders of Penn Traffic at the 1993 Annual Meeting of Stockholders. At the beginning of Fiscal 1996, 20,000 shares of restricted stock were awarded to Mr. Dixon under the 1993 Plan in connection with his appointment as President and Chief

Executive Officer of the Company. These shares were valued at $782,500 on the date of grant. During Fiscal 1994, 125,000 shares of restricted stock were awarded to Mr. Hirsch, 15,000 shares of restricted stock were awarded to Mr. Fox and 7,500 shares of restricted stock were awarded to Mr. Dixon. These shares were valued at $4,687,500, $562,000 and $281,250, respectively, on the date of grant. Vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any four consecutive fiscal quarter period or $500 million in any eight consecutive fiscal quarter period. Such shares will be forfeited if such levels are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998. Vesting of the shares of restricted stock awarded to Mr. Dixon at the beginning of Fiscal 1996 is also conditioned upon his remaining in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained. To encourage the retention of shares by participants, upon vesting of the restricted stock, the Company will make a cash payment to each participant equal to the amount of income tax payable by such participant in respect of the award and the cash payment, if such participant agrees not to sell his shares for at least two years beyond vesting and to refund the payment if he resigns within such two-year period. No other directors have received awards of restricted stock under the 1993 Plan. See "Executive Compensation - Compensation Committee Report."

     Pursuant to The Penn Traffic Company Directors' Stock Option Plan (the "Directors' Plan"), each director of the Company who is not an employee of the Company receives as of the date of appointment to the Board of Directors, and thereafter annually, as of the first day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,500 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the Directors' Plan) of such shares on the date of grant. On June 8, 1995, pursuant to the Directors' Plan, each of Messrs. DePalma, Poster and Segal and Ms. Engel received an option to purchase 1,500 shares of Common Stock at a price of $33.81 per share.

     The Penn Traffic Company Amended and Restated Directors' Stock Option Plan (the "Restated Plan") was adopted by the Board of Directors on April 2, 1996, as the successor to the Directors' Plan. The Restated Plan, which is substantially similar to the Directors' Plan, provides for the automatic grant to non-employee directors of an option to purchase 1,500 shares of Common Stock (subject to antidilution adjustments) upon appointment to the Board of Directors, and thereafter annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders at a price equal to the fair market value (as defined in the Restated Plan) of such shares on the date of the grant. The Restated Plan is being submitted to the stockholders of the Company for their consideration at the 1996 Annual Meeting. See "Restated Directors' Stock Option Plan" below.

                 EMPLOYMENT CONTRACTS AND TERMINATION AGREEMENTS

     On January 29, 1995, the Company and Mr. Dixon entered into an employment agreement providing for the employment of Mr. Dixon as President and Chief Executive Officer of the Company. Pursuant to its terms, this employment agreement expires on the last day of the Company's fiscal year and is thereupon automatically renewed, unless the Company has given notice of termination not later than 30 days prior to the end of the applicable fiscal year. Pursuant to this agreement, Mr. Dixon was entitled to receive a base salary of not less than $400,000 in Fiscal 1996 and will be entitled to receive a base salary not less than $400,000 in Fiscal 1997. The agreement also provides that Mr. Dixon will be eligible to receive, at the sole discretion of the Board of Directors, an annual cash bonus award under the Corporate Incentive Plan of up to 50% of his base salary for the applicable year.

     The agreement provides that if the employment of Mr. Dixon is terminated without cause following a change in control or if Mr. Dixon resigns for good reason following a change in control, the Company will be required to make certain payments to Mr. Dixon, including a lump-sum severance payment equal to
(x) an amount equal to his base salary for the year in which such termination or resignation for good reason occurs plus (y) an amount equal to the maximum cash bonus which he would be entitled to receive in respect of the year in which such termination or resignation for good reason occurs (I.E., an amount equal to 50% of his base salary). A resignation is deemed to be for good reason if it results from, among other things, substantial change in Mr. Dixon's duties or responsibilities, the material breach of the employment agreement by the Company, the taking of any action that would adversely affect Mr. Dixon's compensation or benefits, or the requirement that Mr. Dixon be based more than 25 miles from his current location. The agreement provides for reduction of the payments in the event any of the total payments or benefits to be received by Mr. Dixon are not deductible by the Company for federal income tax purposes by reason of Section 280G of the Code. Generally,
Section 280G disallows deductions for compensation payments made to certain individuals which are both contingent upon a change in control and have an aggregate present value equal to or greater than three times the executive's average taxable compensation received during the five most recent taxable years preceding the year of the change in control.

     The Company entered into an agreement with Mr. Josephson in January 1996 in connection with his departure from the Company, effective as of September 22, 1995. Pursuant to this agreement, Mr. Josephson will receive: (i) $334,615, equal to his weekly salary for the period through November 1, 1996; (ii) continued group health care benefits for him and his family until November 1, 1996; (iii) continued use of his Company car, including maintenance by the Company of existing insurance coverage on the car until November 1, 1996, and transfer to him on November 1, 1996 of title to his Company car; and (iv) continuation of all other employee benefits to which he was entitled during the term of his employment with the Company. The agreement also provides that November 1, 1996 will be deemed Mr. Josephson's normal retirement date for purposes of the Company's pension plans (see "Pension Plans and Other Benefit Plans" above for a description of certain Company plans in which Mr. Josephson participates) and that Mr. Josephson will retain the award of 7,500 shares of restricted stock previously granted to him under the Company's 1993 Plan and that stock options previously granted to him under the Company's Stock Option Plan will remain exercisable. Mr. Josephson's restricted stock and stock options will continue to be governed by the terms and conditions of the 1993 Plan and Stock Option Plan, respectively; provided, however, that Mr. Josephson will not be entitled to the tax loan provided for upon the vesting of the
restricted shares granted to him under the 1993 Plan.   See also Note 8 to the
Summary Compensation Table.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The following directors are currently members of the Compensation
Committee: Messrs. Segal (Chairman) and DePalma. Mr. Poster served as a member of the Compensation Committee until March 19, 1996.

     Mr. Hirsch, Chairman of the Board of Directors of Penn Traffic, was Chairman of the Board of Directors of Grand Union, Grand Union Capital and Grand Union Holdings until June 15, 1995, March 27, 1996 and March 28, 1996, respectively. Neither Grand Union Capital or Grand Union Holdings had a separate compensation committee. During the period Mr. Hirsch served as Chairman of the Board of Directors of Grand Union, Grand Union had no separate compensation committee. Compensation decisions of Grand Union were considered by the entire Board of Directors of Grand Union, subject to final approval by the Board of Directors of Grand Union Holdings. Mr. Fox, who was an executive officer of Grand Union, Grand Union Capital and Grand Union Holdings until June 15, 1995, March 27, 1996 and March 28, 1996, respectively, is a director of Penn Traffic. Mr. McCaig, who is an executive officer of Grand Union and was an executive officer of Grand Union Capital and Grand Union Holdings until March 27, 1996 and March 28, 1996, respectively, was a director of Penn Traffic until June 1995. Mr. Fox, Vice Chairman - Finance of Penn Traffic, was a director of Grand Union, Grand Union Capital and Grand Union Holdings until June 15, 1995, March 27, 1996 and March 28, 1996, respectively. Mr. Hirsch, who was Chairman of the Board of Directors of Grand Union, Grand Union Capital and Grand Union Holdings until June 15, 1995, March 27, 1996 and March 28, 1996, respectively, is Chairman of the Board of Directors of Penn Traffic. Mr. McCaig, an executive officer of Grand Union and an executive officer of Grand Union Capital and Grand Union Holdings until March 27, 1996 and March 28, 1996, respectively, was a director of Penn Traffic until June 1995.

     Mr. Incaudo, a director and formerly an executive officer of Penn Traffic, was a director of Grand Union Holdings until March 28, 1996. Mr. Hirsch, who was Chairman of the Board of Directors of Grand Union Holdings until March 28, 1996, is Chairman of the Board of Directors of Penn Traffic, and Mr. Fox, who was an executive officer of Grand Union Holdings until March 28, 1996, is a director of Penn Traffic. Mr. McCaig, who is an executive officer of Grand Union and was an executive officer of Grand Union Capital and Grand Union Holdings until March 27, 1996 and March 28, 1996, respectively, was a director of Penn Traffic until June 1995.

     On January 25, 1995, Grand Union filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court. Grand Union emerged from Chapter 11 reorganization on June 15, 1995. On February 6, 1995, an involuntary Chapter 11 petition was filed in the Bankruptcy Court against Grand Union Capital, of which Grand Union was a wholly owned subsidiary. On February 16, 1995, Grand Union Capital consented to the entry of an order for relief on the involuntary Chapter 11 petition and Grand Union Holdings filed a voluntary Chapter 11 petition in the Bankruptcy Court. Grand Union Capital and Grand Union Holdings' Bankruptcy Court proceedings were completed on March 27, 1996. Following completion of these proceedings, Grand Union Capital and Grand Union Holdings were dissolved. At the time the Chapter 11 petitions were filed, Messrs. Hirsch and Fox were directors and executive officers of Grand Union, Grand Union Capital and Grand Union Holdings, and Mr. Incaudo was a director of Grand Union Holdings. Messrs. Hirsch and Fox resigned as directors and executive officers of Grand Union on June 15, 1995. Messrs. Hirsch, Fox and Incaudo ceased to be directors and executive officers of Grand Union Capital and Grand Union Holdings upon the dissolutions of these companies on March 27, 1996 and March 28, 1996, respectively.

     Messrs. Hirsch and Fox do not receive salaries from Penn Traffic and do not participate in cash bonus plans. Messrs. Hirsch and Fox have received awards of restricted stock under the 1993 Plan. See "Compensation of Directors." Messrs. Hirsch and Fox received no compensation in their capacities as executive officers of Grand Union, Grand Union Capital and Grand Union Holdings. As described below, Messrs. Hirsch and Fox receive compensation from MTH; MTH was engaged as a financial adviser and investment banker to Grand Union until June 15, 1995. Mr. McCaig received no compensation in his capacity as an executive officer of Grand Union Capital and Grand Union Holdings; Mr. McCaig does receive compensation in his capacity as an executive officer of Grand Union. Mr. Incaudo received no compensation in his capacity as a director of Grand Union Holdings.

     Messrs. Hirsch and Fox receive compensation from MTH. Mr. Hirsch is a general partner of the managing partner of MTH, and Mr. Fox is Executive Vice President of MTH. As described below, MTH was engaged by Penn Traffic to provide financial consulting and business management services during Fiscal 1996 and MTH will continue to provide such services during Fiscal 1997. In addition, it is anticipated that MTH will periodically provide investment banking services to Penn

Traffic in connection with acquisitions and other transactions, for which MTH will receive reasonable and customary fees.

     Penn Traffic engaged MTH to provide financial consulting and business management services for Fiscal 1996, for which services MTH received an annual fee of $1,395,100, which fee was paid in twelve equal monthly installments. The fee payable to MTH for Fiscal 1997 will remain at the rate of $1,395,100 per annum until November 1, 1996, when it will increase to $1,437,000 per annum.

     During Fiscal 1996, Penn Traffic was represented by the law firm of Gilmartin, Poster & Shafto in connection with various matters. Mr. Poster, who served as a member of the Compensation Committee until March 19, 1996, has been a partner in the firm of Gilmartin, Poster & Shafto since July 1991. During Fiscal 1996, Gilmartin, Poster & Shafto received $251,877 in fees from Penn Traffic for these services.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is currently composed of Messrs. Segal (Chairman) and DePalma.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate executive officers whose contributions are critical to the long-term success of the Company. The Company uses a total compensation program that consists of annual compensation paid in the form of salary and cash bonuses under short-term incentive plans, and compensation paid under long-term incentive plans.

ANNUAL COMPENSATION

SALARY

     Salary adjustments for executive officers are generally made annually, and are based on salary for the prior year, executive salary movement nationally within the food distribution industry, individual performance, length of service and internal comparability considerations. Pursuant to the employment agreement entered into by the Company and

Mr. Dixon in connection with Mr. Dixon's appointment as President and Chief Executive Officer of the Company on January 29, 1995, Mr. Dixon was entitled to receive a base salary of not less than $400,000 for Fiscal 1996. In Fiscal 1997, Mr. Dixon will be entitled to receive a base salary not less than his Fiscal 1996 base salary.

CASH BONUS PLANS

     Annual cash bonuses are paid to executive officers under the Company's Corporate Incentive Plan, the P&C Incentive Plan and the Big Bear Supplemental Plan. Most of the cash bonuses paid under these short-term incentive plans are based upon the financial performance of the Company or its operating divisions.

     During Fiscal 1996, Messrs. Dixon, Sunderhaft, Heath, Flood and Breech were eligible to participate in the Corporate Incentive Plan. Participants in the Corporate Incentive Plan are determined by the Board of Directors upon recommendation of the Compensation Committee. Under the Corporate Incentive Plan, bonuses are based on achievement of previously established financial results for the Company or one of its divisions, and on achievement of individual objectives. Bonus opportunities under the plan are generally adjusted from year to year in proportion to changes in salaries.

     Target annual bonus opportunity established for Fiscal 1996, measured as a percentage of salaries established for that year, was 50% of salary in the case of Mr. Dixon. Target annual bonus opportunities established for Fiscal 1996, measured as a percentage of salaries established for that year, ranged from 33% to 40% of salary in the case of other executive officers. Maximum bonus opportunities for Mr. Dixon and other executive officers for exceeding established objectives were 125% of target bonus. In the case of Mr. Dixon, target bonus was allocated equally to financial objectives and personal objectives. With respect to target bonus allocated to financial objectives, 100% of the target bonus was to be earned if the Company achieved its plan EBITDA (earnings before interest expense, income taxes, depreciation, amortization and LIFO provision) for the fiscal year, the maximum bonus of 125% of the target bonus was to be earned if EBITDA was 125% of plan, and no bonus was to be earned if EBITDA was less than 75% of plan. Financial objectives for other executive officers reflected a variety of financial objectives, including EBITDA and return on managed assets, of the Company and its divisions. For individual achievement, Mr. Dixon and other executive officers could earn up to 125% of target bonus allocated to individual objectives for outstanding performance. Achievement of individual objectives by Mr. Dixon was assessed by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect to the attainment of such individual objectives. Achievement of individual objectives by other executive officers was assessed by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of Mr. Dixon with respect to the attainment of such individual objectives.

     No awards were made to Messrs. Dixon, Sunderhaft, Heath, Flood or Breech under the Corporate Incentive Plan in Fiscal 1996. For Fiscal 1995, Mr. Dixon received $60,785, Mr. Heath received $61,200 and Mr. Sunderhaft received $53,040 under the Corporate Incentive Plan. For Fiscal 1994, Messrs. Dixon, Heath and Sunderhaft were awarded $73,346, $73,199 and $45,602, respectively, under the Corporate Incentive Plan. These amounts do not include the bonus received by Mr. Sunderhaft (Fiscal 1994) under the P&C Incentive Plan, which is described below. Messrs. Flood and Breech, who participated in the Big Bear Supplemental Plan (described below), did not participate in the Corporate Incentive Plan in Fiscal 1995 or Fiscal 1994. Messrs. Dixon, Sunderhaft, Flood and Breech will be eligible to participate in the Corporate Incentive Plan in Fiscal 1997.

     Prior to his transfer to Penn Traffic, Mr. Sunderhaft (whose employment was deemed to be transferred from the P&C division to the Company at the end of April 1993) participated in the P&C Incentive Plan. Under this plan, bonuses are awarded to selected employees of the P&C division based upon the achievement by P&C of certain objectives relating to P&C's return on net assets. The Executive Committee of the Board of Directors of Penn Traffic determines the participants in the plan each year, the goals against which performance will be measured and the amount of the awards. This information is made available to the Compensation Committee, but the Compensation Committee does not make any determination in respect of such awards. Mr. Sunderhaft did not participate in the P&C Incentive Plan in Fiscal 1996 or Fiscal 1995 and will not participate in this plan in future years. For Fiscal 1994, Mr. Sunderhaft was awarded $20,711 under this plan.

     During Fiscal 1995, Messrs. Flood and Breech participated in the Big Bear Supplemental Plan. Under this plan, incentive awards are made to employees of the Big Bear division based on the achievement of previously established performance objectives for EBITDA. The Executive Committee of the Board of Directors of Penn Traffic determines the participants in the plan each year, the goals against which performance will be measured and the amount of the awards. This information is made available to the Compensation Committee, but the Compensation Committee does not make any determination in respect of such awards. The maximum bonus opportunity established for Fiscal 1995 was 50% of salary in the case of Mr. Breech and 40% of salary in the case of Mr. Flood. If Big Bear achieved its plan EBITDA, Messrs. Flood and Breech would earn 100% of their respective bonus opportunities. Any variance in actual results from plan EBITDA results in an adjustment of these awards. Messrs. Flood and Breech were awarded $62,800 and $40,872 in Fiscal 1995, respectively, under this plan. In Fiscal 1994, Messrs. Flood and Breech were awarded $89,617 and 52,274, respectively, under this plan. Messrs. Flood and Breech, who were eligible to participate in the Corporate Incentive Plan in Fiscal 1996, did not participate in the Big Bear Supplemental Plan in Fiscal 1996 and will not participate in this plan in future years.

LONG-TERM INCENTIVE PLANS

     In addition to annual compensation, the Company provides to its executive officers and certain key employees long-term incentive compensation under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). The 1993 Plan was adopted in March 1993 as the successor to the Company's 1988 Stock Option Plan (the "1988 Plan"). No awards have been made under the 1988 Plan since Fiscal 1992, and no further awards will be made under the 1988 Plan.

     The 1993 Plan was approved by the vote of a majority of the stockholders of the Company at the 1993 Annual Meeting of Stockholders. The 1993 Plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over time through the payment of incentive compensation of the types commonly known as stock options, restricted stock, performance shares, other forms of stock-based incentives, such as phantom stock and cash awards. A maximum of 350,000 shares of Common Stock may be paid to participants under the 1993 Plan and/or purchased pursuant to stock options granted under the 1993 Plan, subject to antidilution and other adjustments specified in the 1993 Plan.


     All awards made under the 1993 Plan to date have been in the form of awards of shares of restricted stock or awards of options to purchase shares of Common Stock. As of May 1, 1996, 299,600 shares of restricted stock and 3,000 options to purchase shares of the Company's Common Stock have been awarded under the 1993 Plan (including 23,500 shares of restricted stock awarded to 14 officers and employees of the Company (including 5,500 shares awarded to Mr. Breech) in April 1996). In September 1995, an option to purchase 3,000 shares of the Company's Common Stock at an exercise price of $18.1875 per share (equal to the fair market value of the Company's Common Stock on the date of grant) was granted to one of the Company's officers pursuant to the 1993 Plan. At the beginning of Fiscal 1996, 20,000 shares of restricted stock were awarded to Mr. Dixon in connection with his appointment as President and Chief Executive Officer and 3,500 shares were awarded to Mr. Flood in connection with his appointment as Senior Vice President of the Company and President of the Company's P&C and Quality Markets divisions.

     For all awards of restricted stock made prior to the end of Fiscal 1995, vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any four consecutive fiscal quarter period or $500 million in any eight consecutive fiscal quarter period. Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998. Vesting of awards of restricted stock made subsequent to the end of Fiscal 1995 is also conditioned upon the recipient's remaining in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained. To encourage the retention of shares by participants, upon vesting of the restricted stock the Company will make a cash payment to each participant equal to the amount of income tax payable by such participant in respect of the award and the cash payment, if such participant agrees not to sell his shares for at least two years beyond vesting and to refund the payment if he leaves the Company within such two-year period.

     The Committee considered that the EBITDA vesting condition of the restricted stock awards provides a performance incentive that is related to stockholder value. With respect to awards of restricted stock made prior to the end of Fiscal 1995, the Committee considered the EBITDA target, which was recommended by management, in light of the Company's financial plan. The Committee concluded that achievement of the EBITDA target in three years would reflect outstanding performance by management, achievement of the EBITDA target in four years would reflect above average performance and achievement of the EBITDA target in five years would reflect average performance. The terms of the awards provide that if the EBITDA targets are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998, the awards are forfeited. The Committee considered permitting partial vesting of the shares at the end of the fiscal quarter which ends closest to May 1, 1998, depending upon how close to achieving the EBITDA target the Company had come, but ultimately decided upon forfeiture rather than partial vesting so as not to diminish the incentive to achieve the EBITDA target. With respect to awards of restricted stock made subsequent to the end of Fiscal 1995, the Committee determined that it would be advisable to maintain the same EBITDA target as was used for previous awards, but to require the participant to remain in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained in order for the shares to vest.

CHIEF EXECUTIVE OFFICER COMPENSATION

     John T. Dixon became President and Chief Executive Officer of the Company on January 29, 1995, the beginning of Fiscal 1996, and is compensated pursuant to the terms of an employment agreement entered into between him and the Company on that date. The employment agreement provides that Mr. Dixon was entitled to a base salary of not less than $400,000 for Fiscal 1996.

     The agreement also provides that Mr. Dixon is eligible to receive, at the sole discretion of the Board of Directors, a yearly cash bonus award under the Corporate Incentive Plan of up to 50% of his base salary for the year. See "Employment Contracts and Termination Agreements" above. In addition, at the time of his appointment as President and Chief Executive Officer, Mr. Dixon received an award of 20,000 shares of restricted stock under the 1993 Plan. These shares were valued at $782,500 on the date of the grant. In determining the salary to be paid to Mr. Dixon, the Board of Directors considered Mr. Dixon's salary prior to becoming President and Chief Executive Officer of the Company, the salary paid to the Company's prior President and Chief Executive Officer and the salaries paid to chief executive officers at other supermarkets comparable in size to Penn Traffic.

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to payment of such compensation, and certification by the Committee that the performance goals have been achieved. Regulations issued under the Code, which were recently finalized, provide transition rules and relief, as applicable, for stockholder approval and other requirements with respect to awards under certain plans previously approved by stockholders, including the 1993 Plan.

     The Compensation Committee's policy is to award compensation for covered executives that will be deductible without limitation where design of a formula-based program will further the aims of the Company's executive compensation programs described above. However, the Compensation Committee considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible. In future determinations regarding compensation to be paid to executive officers of the Company, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company.

     The Company also provides to its executive officers other compensation, such as retirement income, described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.


                                                      Richard D. Segal, Chairman
                                                      Eugene A. DePalma

                              PERFORMANCE GRAPH(1)


     Following is a graph which compares for fiscal years 1992 through 1996 the cumulative total stockholder return on the Common Stock, the cumulative total return on Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the cumulative total return on Standard & Poor's Food Retail Index(2) (the "S&P Food Retail Index").


                                     [Graph]


Measurement
Period
(Fiscal Year
Covered)           Penn Traffic        S&P 500 Index   S&P Food Retail Index
- -------------      ------------        -------------   ---------------------
1991                     100                 100                 100
1992                     156                 119                  96
1993                     185                 128                 120
1994                     206                 140                 112
1995                     205                 137                 121
1996                      90                 185                 151


- ---------------------------
     (1) Assumes $100 invested on February 2, 1991 in Penn Traffic Common Stock, S&P 500 Index and S&P Food Retail Index (also assumes reinvestment of dividends).

     (2) Includes Albertsons, American Stores, Bruno's, Giant Food, Great Atlantic & Pacific, Kroger and Winn Dixie.

                              CERTAIN TRANSACTIONS

     During Fiscal 1997, MTH will provide financial consulting and business management services to Penn Traffic, for which services MTH will be compensated at the rate of $1,395,100 per annum until November 1, 1996, when this rate will increase to $1,437,000 per annum. In addition to such financial consulting and business management services, it is anticipated that MTH will periodically provide investment banking services to the Company in connection with acquisitions and other transactions, for which MTH will receive reasonable and customary fees.

     During Fiscal 1996 MTH provided financial consulting and business management services to Penn Traffic, for which services MTH received an annual fee of $1,395,100.

     Until March 1995, the Company held an indirect ownership interest in the common stock of Grand Union Holdings, which was the indirect corporate parent of Grand Union until Grand Union emerged from Chapter 11 reorganization in June 1995. In July 1990, P&C and Grand Union entered into an agreement (the "New England Operating Agreement") whereby Grand Union acquired the right to operate thirteen P&C stores located in New England under the Grand Union name until July 2000, with an option to extend the term of such operation for an additional five years. Penn Traffic also granted Grand Union an option to purchase such stores. In connection with these transactions, Grand Union agreed to pay Penn Traffic a minimum annual fee averaging $10.7 million per year during the ten-year lease term plus, beginning with the year commencing July 31, 1992, additional contingent fees of up to $700,000 per year based upon sales performance of the stores operated by Grand Union. In addition, Grand Union paid Penn Traffic $7.5 million for the option to purchase the stores. Under the terms of the New England Operating Agreement, the recapitalization of Grand Union in July 1992 triggered a $15 million prepayment of the operating fee.
This prepayment reduced the future payments that Grand Union will make to Penn Traffic pursuant to the terms of the Operating Agreement by approximately $3.2 million per year. The New England Operating Agreement was assumed by Grand Union when it emerged from Chapter 11 reorganization in June 1995 and remains in effect.

     From September 1993 until September 1995, Penn Traffic participated in a consolidated heath and beauty care and general merchandise purchasing program with Grand Union. In

Fiscal 1996, the amount of product sold by Penn Traffic to Grand Union was $55.6 million.

     During Fiscal 1996, Penn Traffic was represented by the law firm of Gilmartin, Poster & Shafto in connection with various matters. During Fiscal 1996, Gilmartin, Poster & Shafto received $251,877 in fees from Penn Traffic for these services.


              2.  AMENDED AND RESTATED DIRECTORS' STOCK OPTION PLAN

     The Board of Directors believes it to be in the best interests of the Company and its stockholders to continue to encourage increased share ownership by directors who are not employees of the Company or any of its subsidiaries, in order to promote long-term stockholder value through continuing ownership of the Company's Common Stock. To provide for such increased share ownership, the Board of Directors in April 1990 adopted the Directors' Plan, which was approved by the stockholders of the Company at the 1990 Annual Meeting of Stockholders. The Directors' Plan provided for the automatic grant of nonqualified options to purchase 1,500 shares of Common Stock of the Company to each non-employee director of the Company in each year after 1989 as of the day after the Annual Meeting of Stockholders. The Directors' Plan also provided for the grant of an option to purchase 1,500 shares of Common Stock to any non-employee director elected to fill a vacancy on the Board of Directors at any time other than at an Annual Meeting of Stockholders, upon the election of such director.

     The Directors' Plan provided for the issuance of a maximum of 50,000 shares of Common Stock of the Company (subject to antidilution adjustments) pursuant to exercise of options granted under the Directors' Plan. Since adoption of the Directors' Plan, options to purchase 45,000 shares of Common Stock have been awarded to non-employee directors. On April 2, 1996, the Board of Directors adopted The Penn Traffic Company Amended and Restated Directors' Stock Option Plan (the "Restated Plan"), which provides for the issuance to non-employee directors of an additional 50,000 shares of Common Stock of the Company (subject to antidilution adjustments). The Restated Plan, which is substantially similar to the Directors' Plan, provides for the automatic grant of nonqualified stock options to purchase 1,500 shares of Common Stock of the Company to each non-employee director of the Company in each year as of the first business day after the Annual Meeting of Stockholders of the Company. Like the Directors' Plan, the Restated Plan also provides for the grant of an option to purchase 1,500 shares of Common Stock to any non-employee director who is elected to fill a vacancy on the Board of Directors at any time other than at an Annual Meeting of Stockholders, upon the election of such director. The Restated Plan provides that it shall be submitted to the stockholders of the Company for their approval.

     There are currently four non-employee directors of the Company eligible to receive grants of options under the Restated Plan. The Restated Plan is administered by the Board of Directors of the Company. The Board of Directors, subject to the provisions of the Restated Plan, has authority to prescribe the form of agreement embodying awards of options, to construe the Restated Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Restated Plan as it may deem desirable.

     Awards under the Restated Plan shall include only options to purchase shares of Common Stock of the Company. The shares of Common Stock which may be issued under the Restated Plan pursuant to the exercise of options may be either authorized but unissued shares or shares held by the Company as treasury shares. On April 17, 1996, the fair market value (as defined in the Restated Plan) of the 50,000 additional shares of Common Stock which may be issued under the Restated Plan was about $13.50 per share, or about $675,000 in the aggregate for such additional 50,000 shares of Common Stock.

     The Restated Plan provides that no option granted under the Restated Plan shall be exercisable more than ten years after its grant and the price at which shares of Common Stock may be purchased under any such option shall be the fair market value of such shares on the date such option is granted, which is defined as the average of the high and low sales prices of a share of the Company's Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, the last preceding date on which the New York Stock Exchange was open for trading. Upon exercise of an option, the option price is required to be paid in cash or by check, or in shares of Common Stock valued at the fair market value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     The Board of Directors may amend or terminate the Restated Plan at any time, provided, however, that no such action shall materially and adversely affect the right of any participant with respect to any option theretofore granted under the Restated Plan without his written consent, and provided, further, that no amendment, without the further approval of the Company's stockholders, shall increase the maximum number of shares of Common Stock as to which options may be granted under the Restated Plan or change the class of persons eligible to receive options under the Restated Plan. In addition, in order to comply with rules and regulations promulgated by the Securities and Exchange Commission, certain provisions of the Restated Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either of such laws.

     The Restated Plan is effective as of April 2, 1996, subject to approval thereof by the stockholders of the Company at the 1996 Annual Meeting of Stockholders. No options granted after the date of adoption of the Restated Plan shall be exercisable unless and until the Restated Plan has been so approved and adopted. No awards may be granted to directors under the Restated Plan after December 31, 2005.

     All options issued under the Restated Plan are "nonqualified" for federal income tax purposes. In general, a recipient of an option will recognize no income on the grant of the option. A recipient will recognize income upon the exercise of the option in an amount equal to the excess of the fair market value of the shares of Common Stock on the date over the exercise price of the option. The Company will be entitled to a deduction for such amount in the year in which the recipient recognizes such amount as income.

     A copy of the Restated Plan is set forth in full in Exhibit A to this Proxy Statement. The foregoing description is a summary of some, but not all, of the essential provisions of the Restated Plan, and is qualified by reference to the full text of the Restated Plan.

     An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1996 Annual Meeting of Stockholders is required to approve the Restated Plan. Shares the holders of which abstain from voting for the approval of the Restated Plan, and broker non-votes will be counted as present but will not be counted in the total number of shares voted for the approval of the Restated Plan and, thus, will have the effect of votes against the approval of the Restated Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE RESTATED PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.


              3.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Company's Audit Committee, has selected Price Waterhouse LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending February 1, 1997. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select Price Waterhouse LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select Price Waterhouse LLP notwithstanding the failure of the stockholders to ratify its selection.

     Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make statements, if they desire to do so, and will be available to respond to appropriate questions.

     Price Waterhouse LLP has performed the annual examination of the Company's financial statements since 1981.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE RESOLUTION MAY BE ADOPTED BY A MAJORITY OF THE VOTES CAST WITH RESPECT THERETO.


             4.  ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.


                    5.  STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting.
A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Commission, any proposals which stockholders intend to present at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by January 1, 1997 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1997 Annual Meeting of Stockholders.


                           6.  ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company, by giving a later dated proxy or by appearance at the meeting and voting in person.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained W.F. Doring to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $2,500 plus expenses.


                                              By Order of the Board of Directors
                                              EUGENE R. SUNDERHAFT
                                              Senior Vice President - Finance
                                              and Secretary


May 1, 1996
Syracuse, New York

                                                                   Exhibit A


                            THE PENN TRAFFIC COMPANY
                              AMENDED AND RESTATED
                          DIRECTORS' STOCK OPTION PLAN



1. PURPOSE. The purpose of The Penn Traffic Company Amended and Restated Directors' Stock Option Plan (the "Plan") is to advance the interests of The Penn Traffic Company (the "Company") and its stockholders by encouraging increased stock ownership by members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries, in order to promote long-term stockholder value through continuing ownership of the Company's common stock.

2. ADMINISTRATION. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Board shall have the power to construe the Plan, to determine all questions arising thereunder and, subject to the provisions of the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Company. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

3. PARTICIPATION. Each member of the Board of the Company who is not an employee or officer of the Company or any of its subsidiaries and has not been such an employee or officer within five (5) years preceding the relevant date of determination (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Paragraph 5 below. As used herein, the term "subsidiary" means any corporation at least 40 percent of whose outstanding voting stock is owned, directly or indirectly, by the Company.

4.   AWARDS UNDER THE PLAN.

     (a) TYPES OF AWARDS. Awards under the Plan shall consist only of Options, which are rights to purchase shares of common stock, par value $1.25 per share, of the Company (the "Common Stock"). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

     (B) MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED. There may be issued under the Plan pursuant to the exercise of Options granted on or after April 4, 1990 and prior to April 2, 1996 an aggregate of not more than 50,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below. There may be issued under the Plan pursuant to Options granted on or after April 2, 1996 an aggregate of not more than 50,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below.

     (C) RIGHTS WITH RESPECT TO SHARES. A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

     (a) The Option exercise price shall be the fair market value of the shares of Common Stock subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a share of Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

     (b) The term of each Option shall be ten years from the date on which it is granted, unless a shorter period is fixed by the Board of Directors in respect of any Option prior to the date of grant of such Option.

     (c) Each Non-Employee Director shall receive an initial grant of an Option for 1,500 shares of Common Stock as of April 4, 1990; provided, however, that any Options granted under the Plan prior to any required approval by the stockholders of the Company shall be conditioned upon such approval.

     (d) As of the first business day after the conclusion of each annual meeting of stockholders of the Company, each Non-Employee Director shall automatically receive an Option for 1,500 shares of Common Stock; provided, however, that any Options granted under the Plan prior to any required approval by the stockholders of the Company shall be conditioned upon such approval.

     (e) Each Non-Employee Director who is elected to fill a vacancy on the Board of Directors at any time other than at an annual meeting of stockholders of the Company shall automatically receive, upon such election, an Option for 1,500 shares of Common Stock; provided, however, that any Options granted under the Plan prior to any required approval by the stockholders of the Company shall be conditioned upon such approval.

     (f) Any Options granted under the Plan prior to any required approval by the stockholders of the Company shall not be transferable by the optionee until such required stockholder approval is obtained. Thereafter, the Option shall be transferable only by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him.

     (g)  The Option shall not be exercisable:

     (i) before the expiration of six months from the date it is granted, at which time, subject to prior stockholder approval in accordance with Paragraph 10 below, it shall be exercisable in full; provided that an Option shall automatically become immediately exercisable in full when the Non-Employee Director ceases to be a Non-Employee Director for any reason other than death;

     (ii) after the expiration of ten years from the date it is granted;

     (iii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise; such payment shall be made

          (A)  in United States dollars by cash or check, or

          (B) in lieu thereof, by tendering to the Company shares of Common Stock owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and the low sales prices of a share of Common Stock on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading, or

          (C) by a combination of United States dollars and shares of Common Stock as aforesaid; and

     (iv) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Director of the Company, except that

          (A) if such person shall cease to be such a Non-Employee Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within one year of the date he ceased to be such a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5 (g)
     (ii) above) , may exercise the Option with respect to any shares of Common Stock as to which he has not exercised the Option on the date he ceased to be such a Non-Employee Director; or

          (B) if any person to whom an Option has been granted shall die holding an Option that has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5 (g) (ii) above), exercise the Option with respect to any shares of Common Stock as to which the decedent could have exercised the Option at the time of death.

6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, the number or kind of shares that may be issued under the Plan pursuant to subparagraphs 4(a) and 4(b) above shall be automatically adjusted to give effect to the occurrence of such event, and the number or kind of shares subject to, or the Option price per share under, any outstanding Option shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

7.   MISCELLANEOUS PROVISIONS.

     (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

     (b) A participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

     (c) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws.

     (d) It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraph 5(g)(iv)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

     (e)  The expenses of the Plan shall be borne by the Company.

     (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan and issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

     (g) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, the Plan, the terms and conditions of any agreement embodying awards of Options and any action taken under the Plan by the Company or the Board.

     (h) The masculine pronoun means the feminine and the singular means the plural wherever appropriate.

     (i) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options hereunder or any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable, provided, however, that (a) except as provided in Paragraph 6 above, the Board may not, without further approval by the stockholders of the Company in accordance with Paragraph 10 below, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan or change the class of persons eligible to receive Options under the Plan; and (b) Paragraph 3 and subparagraphs 5(a) and 5(d) shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either of such laws. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

9. TERMINATION. The Plan shall terminate upon the earlier of the following dates or events to occur:

     (a)  upon the adoption of a resolution of the Board terminating the Plan;
     or

     (b)  December 31, 2005.

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

10. STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of the Company for their approval. Except to the extent otherwise required by the Company's Certificate of Incorporation or the Company's By-Laws, the stockholders shall be deemed to have approved the Plan if and when it is approved at a meeting of the stockholders by a majority of the shares of Common Stock voted at such meeting.

Amended and Restated
April 2, 1996

- --------------------------------------------------------------------------------

PROXY                       THE PENN TRAFFIC COMPANY                       PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 4, 1996


     The undersigned hereby appoints Gary D. Hirsch and John T. Dixon and each of them jointly and severally, attorneys and proxies of the undersigned, with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Penn Traffic Company, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Capital Square, 75 East State Street, Columbus, Ohio 43215 on Tuesday, June 4, 1996 at 1:30 P.M. Columbus time, and at all adjournments thereof, on all matters coming before said meeting.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                            THE PENN TRAFFIC COMPANY
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                              ]

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1 and FOR approval of Proposals 2 and 3. Unless otherwise specified, this Proxy will be voted FOR all Nominees listed in Proposal 1 and FOR approval of Proposals 2 and 3.



                                                                  FOR ALL
1.   Election Directors--                                         (EXCEPT
     NOMINEES:  Martin A. Fox                                     NOMINEE(S)
     and Harold S. Poster                    FOR       WITHHOLD   WRITTEN BELOW)
                                             / /         / /        / /

- -----------------------------------

2.   The proposal to approve the             FOR       AGAINST    ABSTAIN
     Company's Amended and Restated          / /         / /       / /
     Directors' Stock Option Plan.


3.   The proposal to ratify the              FOR       AGAINST    ABSTAIN
     appointment of Price Waterhouse         / /         / /       / /
     as the independent accountants
     for The Penn Traffic Company
     for the fiscal year ending
     February 1, 1997.


4. To consider and approve such other matters as may properly come before the meeting.

ALL PROXIES TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS THEREOF HERETOFORE GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.


                                          Dated: _________________________, 1996


Signature(s) ___________________________________________________________________


________________________________________________________________________________
(Please sign as name(s) appears on this proxy card. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

- --------------------------------------------------------------------------------